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                                                                     EXHIBIT 5.1

                       FORM OF OPINION OF BAKER & MCKENZIE

                                BAKER & McKENZIE
                            2300 Trammell Crow Center
                                2001 Ross Avenue
                               Dallas, Texas 75201
                               Tel: (214) 978-3000
                               Fax: (214) 978-3099

                            _____________ ____, 2001

IVG Corp.
13135 Dairy Ashford, Suite 525
Sugar Land, Texas 77478

         Re:  Offering of up to 39,233,420 shares of common stock of IVG Corp.

Ladies and Gentlemen:

We are acting as counsel to IVG Corp., a Delaware corporation, (the "Company"), in connection with its Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (Registration Statement No. 333-60056) under the Securities Act of 1933, as amended (the "Act"), relating to the offering (the "Offering") by the Company of up to 39,233,420 shares (the "Shares") of the Company's common stock, par value $.0001 per share.

In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the Offering, the issuance of the Shares and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based on the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that the Shares have been duly authorized for issuance and, when issued by the Company against payment therefor, will be validly issued, fully paid and non-assessable. This opinion is limited in all respects to the corporate law of the State of Delaware as in effect on the date hereof.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

This opinion letter may be filed as an exhibit to the Registration Statement and consent is also given to reference this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, this firm does not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.




                                                              Very truly yours,

                                                            /S/ BAKER & McKENZIE